UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  January 19, 2012

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.        Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Mark Loughridge’s fourth quarter earnings presentation to investors on January 19, 2012, as well as certain comments that Mr. Loughridge made during the question and answer period in connection with this presentation.  Certain reconciliation and other information (“Non-GAAP Supplementary Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on January 19, 2012, which included IBM’s press release dated January 19, 2012.  All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 20, 2012

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller

3

ATTACHMENT I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and CFO, Finance and Enterprise Transformation.  Thank you for joining our fourth quarter earnings presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Our presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K submitted to the SEC.

Let me remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

2011 Summary

Thank you for joining us today.

In the fourth quarter we grew revenue, expanded gross, pre-tax and net margins, and delivered operating earnings per share of $4.71, up 11 percent year to year.

For the full year, we delivered revenue of almost $107 billion, which was up 7 percent, operating pre-tax income of $21.6 billion, up 9 percent, and operating EPS of $13.44, up 15 percent.  Our 2011 results put us well on track to our 2015 roadmap objective.

Looking at the fourth quarter by segment, we continued to build our momentum in software, our performance reflecting both strong demand for our offerings and leadership sales execution.  Our software revenue was up 9 percent, driven by aggressive growth in our focus areas like Smarter Commerce, business analytics, and storage solutions.  Our software profit was up 12 percent.

Our Services businesses delivered powerful margin and profit growth with combined pre-tax income up 17 percent.  Services revenue growth was again led by growth markets which were up 13 percent at constant currency.  Our total services backlog ended the year at $141 billion.  At constant currency, that’s flat year to year and up $5 billion since September.

Within hardware, Power Systems was up 6 percent, as we continued to drive competitive displacements.  We’ve now had 15 consecutive quarters of share gain in Unix.

In fact, with the exception of mainframe, which was coming off of the biggest quarter in its history last year, each of our 16 brands across the company gained or held share.

Key Financial Metrics

Turning to profit, our ongoing focus on productivity together with the relative strength of our software business drove strong margin performance.  Our operating gross margin was up 1.1 points to over 50 percent.  We expanded operating pre-tax margin almost a full point, and grew pre-tax income 6 percent.  And while our tax rate was up year to year we still expanded net margin above our model rate.

When you put this all together, we delivered operating EPS of $4.71, which is up 11 percent, and $13.44 for the year, up 15 percent, making this our ninth consecutive year of double-digit EPS growth.

Our strong earnings performance drove $9 billion of free cash flow in the quarter, and $16.6 billion for the year.  With that cash, we continued to invest in capital and acquisitions, and we delivered significant returns to shareholders, with over $18 billion in share repurchase and dividends this year.

Looking forward, we’re confident in our ability to continue to leverage our business model to expand margin, grow profit, generate cash, and return value to shareholders.  And in 2012, we expect to deliver at least $14.85 of operating earnings per share for the year.

Revenue by Geography

For the fourth quarter, revenue at constant currency was in line with our expectations. While currency provided a benefit to revenue growth of about 25 basis points in the quarter, currency movements since we announced our third quarter earnings in October impacted our revenue by about a point of growth, or $300 million.

Looking at the geographies on a constantcurrency basis, revenue in our major markets countries was essentially flat year to year.

In the Americas, Canada had terrific performance, up 13 percent.  The U.S. grew 1 percent, off of last year’s very strong growth of 10 percent.

In Europe, our growth rate improved compared to the third quarter. Germany returned to growth, up 4 percent.  And once again we had good growth in the UK and Spain, which were each up 9 percent.  We’ve now had 9 consecutive quarters of constant currency revenue growth in the UK.  And Spain has now grown 5 consecutive quarters, leveraging its global relationships.

Our growth markets outpaced the major markets by 8 points of revenue growth.  The BRICs had another good quarter; combined they were up 11 percent and with nearly two-thirds of our growth markets business outside the BRICs, all together, we had double-digit growth in 40 growth market countries.  So our performance was broad-based.  We’re continuing to expand into new countries and territories, to build out IT infrastructures in support of economic growth, and to take a leadership position in key industries.  This year, to drive market expansion, we opened 92 new branches and we added over 1500 new sales reps.  We gained 4 points of share this quarter and 4 points for the year.

In 2011, our growth markets grew 11 percent, which outpaced the majors by 10 points.  Growth markets now make up 22 percent of our geographic revenue.

Revenue and Gross Profit Margin by Segment

Turning to revenue and gross margin by segment, Global Technology Services constant currency revenue growth rate was consistent with the third quarter, while our Global Business Services growth rate improved.  In both segments, we had great year-to-year performance in the growth markets, with double-digit constant currency revenue growth and expanding margins.

Our software business had another fantastic quarter, with strength across our portfolio.  Websphere, Information Management, and Tivoli all had very good growth and gained share.

In Systems and Technology, last year we had a great fourth quarter with over 20 percent growth driven by a new mainframe that had almost 70 percent revenue growth.  This quarter, we wrapped on that performance.  We had strength in Power, as we continued to extend our share gains.

Turning to gross profit, our operating gross margin improved 1.1 points to over 50 percent, driven by a combination of good margin expansion in both services segments, and an improving segment mix due to the relative strength of software.  The services margin improvement was driven by a number of factors, including productivity improvements and mix to higher value offerings and markets.  For hardware, our product mix negatively impacted margin.

Finally, our Global Financing business, which is better measured by return on equity, this quarter delivered ROE of 42 percent.  Now that’s impressive.

So now let’s take a look below the gross profit line to our expense and spending profile.

Expense Summary

Our Total Operating Expense and Other Income was up 2 percent, in line with our revenue growth.  Acquisitions over the last 12 months contributed a point of growth, and, our base expense was up 1 percent.  There was effectively no year-to-year impact from the combination of currency translation and hedging dynamics.

I’ll comment on a couple of expense items that had larger year-to-year impacts to our profit.  As you can see from our income statement, IP income was down $65 million year to year.  Second, we had an increase of about $55 million in our accounts receivable provisions, though our reserve coverage is down 30 basis points from a year ago, and down 20 basis points since September.

Typically we talk about the impact of our hedging programs as a driver of expense.  However this quarter there was effectively no year-to-year impact on expense due to our hedging programs, consistent with the fact that currency ended up being fairly neutral on a year-to-year basis.

So now let me get into the segments.

Services Segments

The two services segments delivered $15.3 billion in revenue, up 3 percent.  The combined services segments grew pre-tax profit 17 percent, and pre-tax margin was up 2.1 points.  Total outsourcing revenue was $7.2 billion, up 4 percent.  And total transactional revenue was $6.2 billion, up 3 percent.  Overall growth was driven by the growth markets, with constant currency revenue up double digits in the outsourcing, transactional and maintenance businesses.  Total backlog in the quarter was $141 billion. At constant currency that is flat year to year, and up $5 billion quarter to quarter.

Moving on to the two segments, in Global Technology Services,  revenue was $10.5 billion, up 3 percent.  GTS Outsourcing revenue was up 3 percent and we gained share in the quarter and full year.  Integrated Technology Services revenue grew 5 percent.  We had great performance in the growth markets where we are seeing the benefits of geographic expansion in offerings like Business Continuity and Resiliency Services.

Global Technology Services delivered very strong profit and margin this quarter with pre-tax income up 18 percent and pre-tax margin up 2.3 points to 18 percent.  This margin expansion was driven by productivity and cost management, along with a mix into the higher margin growth markets.  We had gross margin improvement in all lines of business, Outsourcing, ITS, and Maintenance.

Turning to Global Business Services, revenue was $4.9 billion, up 3 percent.  Application Outsourcing revenue was up 5 percent, led by strong performance in the growth markets.  Consulting and Systems Integration, which includes Consulting, AMS Systems Integration, and the US Federal business, grew 2 percent.  At constant currency, our growth rate improved over last quarter.  Overall GBS revenue continued to be impacted by Japan and Public sector.  So total GBS revenue, excluding Japan and Public sector was up 9 percent at constant currency, and up 8 percent for the year.  And although declines in Japan and Public Sector continued, we did see some improved performance in Public Sector.

Global Business Services delivered very strong profit and margin performance again this quarter.  Pre-tax profit was up 14 percent year to year with pre-tax margin up 1.8 points to 16.6 percent.

Now, I want to spend a minute on backlog and run out as we begin 2012.

Total Services Backlog Run Out

Last year in the fourth quarter we took you through an analysis of the key drivers of services revenue.  We focused the discussion around outsourcing, and in particular the revenue generated by the run-out of the outsourcing backlog.  This year we have expanded that analysis to give a view of the total services backlog run out.  This view is more comprehensive and more indicative of the total services business as we start the year.

There are three primary drivers of total services revenue: backlog, sales into our existing contract base, and new client signings.  A very high percentage of services revenue, roughly 70 percent, comes from the run out of the backlog we start the year with.  In 2012, we expect about 3 percent revenue growth from that backlog.  This gives us a very solid base of revenue to begin the year, with the remaining revenue coming from sales into our existing accounts, which have been on a good trajectory, and new client signings.

So with that, let me wrap up the year in services.  We had very consistent revenue performance in the year, driven by stability in the backlog.  We continue to build out our services within the growth markets, with total services revenue up double digits in those markets, and strong margins, with gross margin 2 points higher than in the majors.  We continue to get good traction in the growth initiatives: cloud, business analytics, and Smarter Planet. And we had great profit and margin performance in both services segments, with GTS pre-tax profit up 14 percent and GBS up 18 percent as we mix to higher value offerings and markets and continue to drive productivity.

Software Segment

Software had another great quarter with revenue of $7.6 billion, up 9 percent.  Key Branded Middleware grew double digits for the fifth consecutive quarter, and gained share for the seventeenth straight quarter as we continue to extend our lead in the middleware market.

Turning to brand performance, WebSphere was up 21 percent and continues to gain share.  Each of WebSphere’s five product areas grew 10 percent or better, including our Smarter Commerce offerings which were up over 25 percent.  This contributed to IBM’s performance in the retail industry where we have grown in each of the last 9 quarters.

Information Management grew 9 percent and again gained share.  Our Distributed Database grew double digits led by strong performances from our Netezza offerings, which were up nearly 70 percent.  This appliance complements and extends our business analytics portfolio with a rapidly-deployed, low-cost-of-ownership solution for high performance queries and analytics.  For the quarter, almost a third of the transactions were with new Netezza clients.  Since acquiring Netezza, IBM has expanded its customer base by over 40 percent.  And when we go head-to-head against competition in Proof of Concepts we had a win rate of over 80 percent this quarter.  Our business analytics software offerings, most of which are part of Information Management, continue to outpace the market with double-digit growth. IBM’s acquisition of Algorithmics in the fourth quarter further strengthens our business analytics and optimization offerings by providing risk analytics capabilities that help customers make informed business decisions.

Tivoli software was up 14 percent and gained share, driven by Storage software growth of 30 percent.  Security solutions also delivered strong growth.  With the recent acquisition of Q1 Labs, we can now offer clients a new level of intelligence around security to enable them to better predict, prevent and detect all types of security threats.

Rational grew 4 percent and gained share, driven by strong performance in Telelogic.

The fourth quarter wrapped-up another powerful year for our software business.  In 2011 software revenue grew 11 percent, gross margin expanded by one half of a point and software delivered nearly $10 billion of pre-tax profit.

Systems & Technology Segment

Systems and Technology revenue of $5.8 billion was down 8 percent.  This performance reflects very strong growth last year, driven by mainframe growth of almost 70 percent.  Gross profit margin was down 3 points year to year, with a significant impact from product mix.

Now let me take you through the brands.

System z revenue declined 31 percent as we wrapped on the successful launch of our zEnterprise 196 last year.  MIPS declined 4 percent this quarter.  System z gross profit margin was up, reflecting a higher proportion of microcode upgrades, which is typical at this point in the product cycle.

Power grew 6 percent, this is the fifteenth consecutive quarter of share gains in Power.  We continued our success in competitive takeouts.  In the fourth quarter, we had over 350 competitive displacements, which resulted in over $350 million of business.  This is our strongest quarter in terms of competitive displacements since we started tracking this in 2006.  Roughly 60 percent of this business came from HP, with most of the balance from Oracle/Sun.  2011 was the second year in a row we had over 1000 competitive displacements which this year generated over $1 billion of business.

System x revenue declined 2 percent; we anticipate this is in line with the market.

Storage hardware revenue was down 1 percent.  When combined with the storage software growth of 30 percent, the total grew 5 percent.

Retail Store Solutions had a great quarter, up 9 percent, and we continued to grow share.

When you look at the full year, Systems and Technology delivered solid performance with revenue up 6 percent, gross margin up 1.6 points, and $1.6 billion in pre-tax income, up 12 percent year to year.

Cash Flow Analysis

Turning to cash flow, on a full year basis, we generated $16.6 billion of free cash flow, which is up $300 million over last year.  Excluding the impact of income tax payments driven by audit settlement activity, which I discussed in prior quarters, full year free cash flow would have been up $1.1 billion, roughly in line with our net income growth.  We continue to invest in our business, spending another $4 billion in capital expenditures.

When I look at the uses of cash for the year, we returned $18.5 billion to shareholders, including $3.5 billion in dividends, and we bought back almost 89 million shares for $15 billion.  At the end of the year, we had $8.7 billion remaining in our buyback authorization.

In addition, we spent almost $2 billion to acquire five companies.  Over the last two years, we spent almost $8 billion.  In addition, we’ve announced several acquisitions that didn’t close by year end, including Emptoris, DemandTec, Platform Computing and, earlier this month, Green Hat.

With $9 billion of free cash flow generation in the quarter and $16.6 billion for the year, we’re positioned to continue to invest in innovation and return value to shareholders.

Balance Sheet

Looking at the balance sheet, we ended the quarter with a cash balance of $11.9 billion, up $600 million from September.

Total debt was $31.3 billion of which $23.3 billion was in support of our financing business, which is leveraged at just over seven-to-one.  Our non-financing debt was $8 billion, up $600 million from the third quarter and up $2.2 billion from a year ago.

Now let me spend a minute on our retirement-related plans and the impact to the balance sheet.  Despite volatile market conditions in 2011, we had good returns on global assets.  The discount rate environment was challenging, which resulted in an impact to equity at the end of the year.  This took our debt-to-cap up to 32 percent, and we are comfortable operating in this range of 30 percent to 40 percent.  At the end of 2011, our defined benefit qualified plans were well funded, and our cash requirements remain stable.  We have supplemental charts that show the specific performance and rates, as well as a forward looking view of the P&L and cash implications based on year end 2011 assumptions with sensitivities.  Suffice it to say that as we look forward, while changes in the return on assets and discount rate may drive some volatility in non-operating elements of the P&L, there is little implication to our cash requirements.

Operating EPS Bridge — 4Q10 to 4Q11

So now let me start to wrap up with the drivers of our operating earnings per share performance.

Knowing that we faced a tough fourth quarter compare on revenue, we drove other elements of our model — productivity, mix, and cash utilization — to deliver our earnings performance.  Our revenue growth contributed 7 cents to our earnings growth.  Our solid gross margin expansion more than offset a higher level of expense and an increase in the tax rate.  Gross margin drove 19 cents of EPS growth, while we had a 2 cent impact from expense, and a 4 cent impact from a higher tax rate.  All in, margin expansion contributed 13 cents.  And a lower share count resulting from our ongoing share repurchase program contributed 26 cents.

Bottom line, we delivered 11 percent EPS growth in the quarter…..

Operating EPS Bridge — FY10 to FY11

…and for the full year, we delivered 15 percent growth.  Revenue growth was the largest contributor to our earnings growth though we had good contribution from share repurchase and margin expansion.

Full Year 2011 Summary

So 2011 was another very good year for us, with solid revenue performance, continued margin expansion, strong profit and cash generation, and effective use of cash.

Our focus on key growth initiatives and investments in innovation are enabling us to expand into new markets, and capitalize on trends like analytics and cloud.  Our growth markets strategy to expand into new markets, build out IT infrastructures and lead in specific industries is driving powerful performance and share gains.  These countries contributed almost two-thirds of IBM’s constant currency revenue growth and now represent 22 percent of IBM’s geographic revenue.  Our business analytics solutions help our clients leverage massive amounts of data and content to gain insight and optimize results.  This year, business analytics grew 16 percent.  Our Smarter Planet initiatives generated close to 50 percent growth.  Smarter Commerce in particular is gaining momentum by helping companies buy, market, sell and service their products and services. We’re not just addressing an existing market, we’re actually making markets.  And in cloud, we’re helping our clients improve the economics of IT.  This year, we continued to expand our offerings, and our cloud revenue in 2011 was more than three times the prior year.  With powerful contribution from these growth initiatives, we delivered 7 percent revenue growth.

We said at the beginning of the year that we expected growth in the first half of the year to be higher than the second half.  By leveraging all of the elements of our model - productivity, mix, and utilization of cash - we delivered operating pre-tax and net income growth of 9 percent, and operating EPS growth of 15 percent, with double-digit growth in each of the four quarters.

So now as we enter 2012, we expect to deliver operating EPS of at least $14.85 for the year, with the growth rate more skewed to the second half.

IBM Transformation Continues

So, we’ve just completed our centennial year and as we’ve reached this milestone we’ve learned that you have to continually transform and reinvent yourself to be a leader in your industry.  IBM’s performance is the result of a transformation we started years ago.  We’ve been shifting our business to higher value areas, improving productivity, and investing to drive future growth.

These changes contributed to nine consecutive years of double-digit earnings per share growth.  But more importantly, they strengthened our business — and put us on track to achieve our 2015 roadmap objective of at least $20 of operating EPS.

Now Patricia and I will take your questions.

Closing

Thank you, Mark.  Before we begin the Q&A I’d like to remind you of a couple of items.  First, we have supplemental charts at the end of the deck that complement our prepared remarks.  Second, I’d ask you to refrain from multi-part questions.

When we conclude the Q&A, I’ll turn the call back to Mark for final comments.

Operator, please open it up for questions.

END OF PREPARED REMARKS.

The comments Mr. Loughridge made during the question and answer period in connection with this presentation included the following commentary, as well as the closing comments below:

“Let me now start from the IBM level and then I’ll go to the 2012 EPS skew and the drivers in the skew.

If you look at the software base of business, I think we’ve got real momentum going into 2012. You saw that in our fourth quarter achievement.  Additionally within that I can tell you that our acquisition performance for the $6.2 billion of acquisition spend that we did in 2010 plus the $1.8 of acquisition spend that we did in 2011, the performance of those acquisitions against the business case was about the best I’ve seen in years — real traction.  We enter 2012 with traction on our software business and I believe software ought to be able to generate double-digit profitability once again.

I explained that for our services business that comes from backlog, now against a total backlog for services, we already have about 3% revenue growth from the backlog run-out which would comprise about 70% of our revenue.  The balance of the revenue comes from new signings and base growth.  But even if new signings and base growth were flat, which I don’t believe it will be, then 70% of the 3% would drive 2 points of revenue growth in services.  We showed last year that we could drive double-digit profitability and we will run the same plays to deliver again.  So we’re driving for double-digit profit growth in our services business.

The question you asked and the distinction between first half and second half EPS growth, that’s really the STG equation. So STG will have a tough compare in the first half compared to last year’s announcement cycle on the high end, but when we get to the new announcements and get into the second half, I would expect that STG should return to mid single digit revenue growth and with that, double-digit profit growth.

So that all together gives us a good handle.

Now, if you compared that first half to second half EPS growth rate, I’m talking about a couple of points difference between the growth rate that we would see in the first half and the second half.  It’s not like a major difference but I do think it has a couple of points differentiation based on that hardware platform.

This is overall very consistent once again with our model.  Revenue growth, margin expansion on mix to software and productivity, and prudent uses of our cash to drive investments, acquisition, and our balance sheet for share repurchase.

Now, like all years, we’re going to acquire and we’re going to divest of businesses.  We’re going to invest in market opportunities and we’re going to drive productivity wherever it’s more challenging.  We’re going to rebalance our workforce to opportunities and skills aligned with our key investments and hire to drive those growth initiatives.

When you look at workforce rebalancing, I think the 2012 expense should be roughly consistent with what we’ve seen over the last four years.  More specifically, I think it would be more like 2010 levels. Once again, if there’s a charge associated with that, it would be offset above net income.

But you put that all together, and I think we have a good hand as we enter 2012.”

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“Let me wrap up now.  Just make a few comments.

We just delivered a great quarter to cap off what I think was a great 2011. For the year, we generated 7% revenue growth to almost $107 billion.

We expanded margin in line with our model and delivered $13.44 of operating EPS which is our ninth consecutive year of double-digit EPS growth.

Looking forward to 2012, we see good opportunity in our growth markets and in our higher value solutions like analytics and Smarter Planet where we believe our enterprise clients will continue to focus.  And we’ll leverage the strength and flexibility of our business model, driving productivity, improving mix and using our capital effectively.

So this all supports our expectation of at least $14.85 of operating earnings per share for the year.  That’s up 10.5% and keeps us right on track to deliver at least $20 in 2015.

So thanks for joining us. And now it’s back to work.”